SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post-Effective Amendment on Form SB-2 and has duly caused and authorized this Post-Effective Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Pittsburgh, Pennsylvania on November 25, 2003.

By: /s/ Marc D. Roup

Marc D. Roup
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 9 to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

By: /s/ Richard E. McDonald
Richard E. McDonald
President, Principal Financial Officer, Principal Accounting Officer, Chairman of the Board of Directors
November 25, 2003

By: /s/ Marc D. Roup
Marc D. Roup
Director
November 25, 2003